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Exhibit 99.1
Contact:     Pete Bakel
202-752-2034
Date:    February 14, 2018

Fannie Mae Reports Net Income of $2.5 Billion and
Comprehensive Income of $2.3 Billion for 2017

Fannie Mae Reports Net Loss of $6.5 Billion and
Comprehensive Loss of $6.7 Billion for Fourth Quarter 2017

Fannie Mae Reports Pre-Tax Income of $18.4 Billion for 2017 and
Pre-Tax Income of $5.0 Billion for Fourth Quarter 2017

Full Year and Fourth Quarter 2017 Results
“Our 2017 results demonstrate that the fundamentals of our business are strong. While the fourth quarter was affected by a one-time accounting charge, we expect to benefit from a lower tax rate going forward.

“As we mark 80 years of serving America’s housing market, our focus is on building a strong, stable housing finance system for the future. We are doing this by delivering innovative solutions for our customers and demonstrating leadership on our country’s most persistent housing challenges.

“We are in a strong position to serve the changing needs of homeowners and renters, and to advance our vision to be America’s most valued housing partner.”

Timothy J. Mayopoulos, President and Chief Executive Officer

• Fannie Mae reported 2017 net income of $2.5 billion, compared with net income of $12.3 billion in 2016. Fannie Mae’s annual pre-tax income for 2017 was $18.4 billion, compared with $18.3 billion in 2016, reflecting the strength of the company’s underlying business fundamentals.

• Fannie Mae reported a fourth quarter 2017 net loss of $6.5 billion, compared with net income of $3.0 billion in the third quarter.

• The primary driver of changes in the company’s net income for full year 2017 and the fourth quarter of 2017 was a $9.9 billion provision for federal income taxes in the fourth quarter resulting from the remeasurement of the company's deferred tax assets due to the Tax Cuts and Jobs Act (Tax Act). As a result, Fannie Mae reported a net worth deficit of $3.7 billion as of December 31, 2017. To eliminate the company’s net worth deficit, the company expects the Director of the Federal Housing Finance Agency (FHFA) will submit a request to Treasury on the company’s behalf for $3.7 billion.

Business Highlights

• In December 2017, FHFA entered into an agreement with Treasury on Fannie Mae’s behalf that modified the dividend provisions of the senior preferred stock. The agreement increased the applicable capital reserve amount to $3.0 billion, effective January 1, 2018, and reduced the dividend amount otherwise payable for the fourth quarter of 2017 by $2.4 billion.

• Fannie Mae provided approximately $570 billion in liquidity to the mortgage market in 2017 and was the largest issuer of single-family mortgage-related securities in the secondary market in the fourth quarter and full year of 2017. The company’s estimated market share of new single-family mortgage-related securities issuances was 39 percent for full year 2017 and 37 percent for the fourth quarter of 2017.

• Fannie Mae provided more than $67 billion in multifamily and other rental financing and supported 770,000 units of multifamily housing in 2017, the highest multifamily rental volume in the history of its Delegated Underwriting and Servicing (DUS®) program.

• Fannie Mae has transferred a portion of the credit risk on single-family mortgages with an unpaid principal balance of more than $1.2 trillion since 2013, measured at the time of the transactions, including more than $390 billion in 2017. As of December 31, 2017, $922 billion in single-family mortgages or approximately 32 percent of the loans in the company’s single-family conventional guaranty book of business, measured by unpaid principal balance, were covered by a credit risk transfer transaction.

Full Year 2017 Results	1

WASHINGTON, DC — Fannie Mae (FNMA/OTC) reported annual net income of $2.5 billion (after-tax), annual pre-tax income of $18.4 billion, and annual comprehensive income of $2.3 billion in 2017. For the fourth quarter of 2017, Fannie Mae reported a net loss of $6.5 billion (after-tax), pre-tax income of $5.0 billion, and a comprehensive loss of $6.7 billion resulting from the remeasurement of the company’s deferred tax assets due to the enactment of the Tax Act. The company reported a net worth deficit of $3.7 billion as of December 31, 2017. To eliminate the company’s net worth deficit, the company expects the Director of the Federal Housing Finance Agency (FHFA) will submit a request to Treasury on the company’s behalf for $3.7 billion.
SUMMARY OF FANNIE MAE’S FINANCIAL PERFORMANCE
Fannie Mae’s pre-tax income was $18.4 billion in 2017, compared with $18.3 billion in 2016, reflecting the strength of the company’s underlying business fundamentals.
The company’s net revenues, which consist of net interest income and fee and other income, were higher in 2017 compared with 2016.

•
Net interest income decreased slightly in 2017 compared with 2016. Net interest income was derived primarily from guaranty fees from the company’s $3.2 trillion guaranty book of business. Fannie Mae receives guaranty fees as compensation for managing the credit risk on loans underlying Fannie Mae MBS held by third parties.

•
Fee and other income increased in 2017 compared with 2016 primarily as a result of a settlement agreement resolving legal claims related to private-label mortgage-related securities the company purchased prior to entering conservatorship in 2008.

The decrease in Fannie Mae’s net income and comprehensive income in 2017 was driven primarily by a $9.9 billion provision for federal income taxes resulting from the enactment of the Tax Act. This one-time charge was due to the remeasurement of the company’s deferred tax assets using the lower corporate tax rate enacted in the fourth quarter of 2017 with an effective date of January 1, 2018. Fannie Mae expects its future net income will benefit from the lower federal corporate income tax rate. The company expects its effective tax rate to be approximately 20 percent in 2018.

Full Year 2017 Results	2

Summary of Financial Results

(Dollars in millions)	4Q17	3Q17	Variance	2017	2016	Variance
Net interest income	$5,111	$5,274	$(163)	$20,733	$21,295	$(562)
Fee and other income	431	1,194	(763)	2,227	966	1,261
Net revenues	5,542	6,468	(926)	22,960	22,261	699
Investment gains, net	833	313	520	1,522	1,256	266
Fair value losses, net	(191)	(289)	98	(1,211)	(1,081)	(130)
Administrative expenses	(703)	(664)	(39)	(2,737)	(2,741)	4
Credit-related income (expense)
Benefit (provision) for credit losses	560	(182)	742	2,041	2,155	(114)
Foreclosed property expense	(130)	(140)	10	(521)	(644)	123
Total credit-related income (expense)	430	(322)	752	1,520	1,511	9
Temporary Payroll Tax Cut Continuation Act of 2011 (“TCCA”) fees	(544)	(531)	(13)	(2,096)	(1,845)	(251)
Other expenses, net	(411)	(427)	16	(1,511)	(1,028)	(483)
Income before federal income taxes	4,956	4,548	408	18,447	18,333	114
Provision for federal income taxes	(11,489)	(1,525)	(9,964)	(15,984)	(6,020)	(9,964)
Net income (loss)	$(6,533)	$3,023	$(9,556)	$2,463	$12,313	$(9,850)
Total comprehensive income (loss)	$(6,687)	$3,048	$(9,735)	$2,257	$11,665	$(9,408)

Net revenues, which consist of net interest income and fee and other income, were $5.5 billion for the fourth quarter of 2017, compared with $6.5 billion for the third quarter of 2017. For the year, net revenues were $23.0 billion, compared with $22.3 billion in 2016.
Net interest income was $5.1 billion for the fourth quarter of 2017, compared with $5.3 billion for the third quarter of 2017. For 2017, net interest income was $20.7 billion, compared with $21.3 billion for 2016. The decrease in net interest income for the fourth quarter and the year was due primarily to lower net interest income from the company’s retained mortgage portfolio.
More than 75 percent of Fannie Mae’s 2017 net interest income was derived from the loans underlying Fannie Mae MBS in consolidated trusts, which primarily generate income through guaranty fees. As shown in the chart below, in recent years, an increasing portion of Fannie Mae’s net interest income has been derived from guaranty fees, rather than from the company’s retained mortgage portfolio assets. This shift has been driven by both the guaranty fee increases the company implemented in 2012 and the reduction of its retained mortgage portfolio.

Full Year 2017 Results	3

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(1)
Guaranty fee income includes the impact of a 10 basis point guaranty fee increase implemented in 2012 pursuant to the Temporary Payroll Tax Cut Continuation Act of 2011, the incremental revenue from which is remitted to Treasury and not retained by the company.

Fee and other income was $431 million for the fourth quarter of 2017, compared with $1.2 billion for the third quarter of 2017. Fee and other income for the fourth quarter of 2017 was lower due primarily to a settlement agreement in the third quarter of 2017 that resolved legal claims relating to private-label mortgage-related securities the company purchased prior to entering conservatorship in 2008. For the year, fee and other income was $2.2 billion, compared with $1.0 billion for 2016. The increase in fee and other income for the year was driven primarily by the settlement agreement described above.
Net fair value losses were $191 million in the fourth quarter of 2017, compared with $289 million in the third quarter of 2017. Net fair value losses in the fourth quarter of 2017 were due primarily to the impact of increases in short-term interest rates on both the value of the company’s risk management derivatives, and its commitments to sell mortgage-related securities. For the year, net fair value losses were $1.2 billion, compared with $1.1 billion in 2016. The company recognized total risk management derivatives fair value losses for 2017 primarily as a result of interest expense accruals on interest rate swaps. These losses were partially offset by an increase in the fair value of the company’s interest rate swaps in 2017 due to movements in swap rates during the year. The estimated fair value of the company’s derivatives, trading securities, and other financial instruments carried at fair value may fluctuate substantially from period to period because of changes in interest rates, the yield curve, mortgage and credit spreads, implied volatility, and activity related to these financial instruments.

Full Year 2017 Results	4

Credit-related income (expense) consists of a benefit or provision for credit losses and foreclosed property expense. Credit-related income was $430 million in the fourth quarter of 2017, compared with credit-related expense of $322 million in the third quarter of 2017. Credit-related income in the fourth quarter was due to a benefit for credit losses driven primarily by an increase in actual and forecasted home prices and the redesignation of mortgage loans from held-for-investment to held-for-sale during the quarter. The shift to credit-related income in the fourth quarter reflected the impact of the recent hurricanes, which resulted in credit-related expense in the third quarter of 2017. Credit-related income was $1.5 billion in both 2017 and 2016. Credit-related income in 2017 was due to a benefit for credit losses driven primarily by an increase in actual and forecasted home prices and the redesignations of loans from held-for-investment to held-for-sale during the year, partially offset by the impact of estimated incurred losses from Hurricanes Harvey, Irma, and Maria in 2017.

Full Year 2017 Results	5

PROVIDING LIQUIDITY AND SUPPORT TO THE MARKET
Liquidity
Fannie Mae provided approximately $570 billion in liquidity to the mortgage market in 2017, including approximately $148 billion in liquidity in the fourth quarter of 2017, through its purchases and guarantees of loans, which resulted in:

•	Approximately 1.2 million home purchases in 2017, including approximately 293,000 in the fourth quarter of 2017

•	Approximately 1 million mortgage refinancings in 2017, including approximately 246,000 in the fourth quarter of 2017

•	Approximately 770,000 units of multifamily housing in 2017, including approximately 217,000 in the fourth quarter of 2017

Full Year 2017 Results	6

SUMMARY OF FOURTH QUARTER AND FULL YEAR 2017 BUSINESS SEGMENT RESULTS
Fannie Mae’s two reportable business segments—Single-Family and Multifamily—engage in complementary business activities in pursuing Fannie Mae’s vision to be America’s most valued housing partner and to provide liquidity, access to credit, and affordability in all U.S. housing markets at all times, while effectively managing and reducing risk to Fannie Mae’s business, taxpayers, and the housing finance system. Fannie Mae is advancing this vision by pursuing four strategic objectives: advancing a sustainable and reliable business model that reduces risk to the housing finance system and taxpayers; providing great service to its customers and partners, enabling them to serve the needs of American households more effectively; supporting and sustainably increasing access to credit and affordable housing; and building a simple, efficient, innovative, and continuously improving company.

Business Segments
Single-Family Business

(Dollars in millions)	4Q17	3Q17	Variance	2017	2016	Variance
Single-Family Segment:
Net interest income	$4,463	$4,627	$(164)	$18,212	$19,010	$(798)
Fee and other income	186	1,005	(819)	1,378	521	857
Net revenues	4,649	5,632	(983)	19,590	19,531	59
Credit-related income (expense)	437	(294)	731	1,550	1,439	111
Investment gains, net	795	286	509	1,352	944	408
Fair value losses, net	(191)	(300)	109	(1,188)	(1,040)	(148)
Administrative expenses	(610)	(580)	(30)	(2,391)	(2,418)	27
TCCA fees	(544)	(531)	(13)	(2,096)	(1,845)	(251)
Other expenses, net	(273)	(320)	47	(1,004)	(1,012)	8
Income before federal income taxes	4,263	3,893	370	15,813	15,599	214
Provision for federal income taxes	(10,287)	(1,361)	(8,926)	(14,301)	(5,417)	(8,884)
Net income (loss)	$(6,024)	$2,532	$(8,556)	$1,512	$10,182	$(8,670)

Financial Results

•
Single-Family pre-tax income was $4.3 billion in the fourth quarter of 2017, compared with $3.9 billion in the third quarter of 2017. The increase in pre-tax income in the fourth quarter was driven primarily by a shift to credit-related income, as the impact of the recent hurricanes resulted in credit-related expense in the third quarter of 2017, and an increase in net investment gains, resulting from higher gains on loan sales consistent with the company’s reduction of its retained mortgage portfolio. The increase in pre-tax income in the fourth quarter was partially offset by lower fee and other income from a settlement agreement reached in the third quarter of 2017 resolving legal claims relating to private-label mortgage-related securities the company purchased prior to entering conservatorship in 2008.

▪
For the year, Single-Family pre-tax income was $15.8 billion, compared with $15.6 billion in 2016. The increase in pre-tax income in 2017 was driven primarily by an increase in net investment gains, resulting from higher gains on loan sales, consistent with the company’s reduction of its retained mortgage portfolio, and an increase in fee and other income from a settlement agreement reached in the third quarter of 2017 resolving legal claims relating to private-label mortgage-related securities the company purchased prior to entering conservatorship in 2008. The increase in pre-tax income in 2017 was partially offset by a reduction in net interest income due mainly to a decline in the average balance of the single-family retained mortgage portfolio and lower amortization income partially offset by higher base guaranty fee income.

Full Year 2017 Results	7

Business Highlights

•
The single-family guaranty book of business grew in size by approximately 40 basis points in the fourth quarter. The average charged guaranty fee, net of Temporary Payroll Tax Cut Continuation Act of 2011 (TCCA) fees, on the single-family guaranty book increased by 0.2 basis points, to 42.6 basis points in the fourth quarter, compared with the third quarter of 2017. The average charged guaranty fee on the single-family guaranty book of business continued to increase as loans with lower guaranty fees were replaced with loans with higher guaranty fees.

•
The average charged guaranty fee, net of TCCA, on new single-family acquisitions decreased by 1.7 basis points in the fourth quarter to 45.4 basis points, compared with the third quarter of 2017, driven primarily by increased competition. The average charged guaranty fee on newly acquired single-family loans increased in 2017 compared with 2016 due primarily to an increase in total loan level price adjustments charged on the company’s 2017 acquisitions.

•
In December 2017 and February 2018, FHFA, in its capacity as conservator, provided guidance relating to Fannie Mae’s guaranty fee pricing for new single-family acquisitions. FHFA’s guidance requires that the company meet a specified minimum return on equity target based on the conservator capital framework. The company must implement this target in the first quarter of 2018. The company may be required to increase guaranty fees charged on some loans in order to meet this requirement.

•	The single-family serious delinquency rate increased from 1.01 percent as of September 30, 2017 to 1.24 percent as of December 31, 2017, driven by the impact of the hurricanes.
Multifamily Business

(Dollars in millions)	4Q17	3Q17	Variance	2017	2016	Variance
Multifamily Segment:
Net interest income	$648	$647	$1	$2,521	$2,285	$236
Fee and other income	245	189	56	849	445	404
Net revenues	893	836	57	3,370	2,730	640
Credit-related income (expense)	(7)	(28)	21	(30)	72	(102)
Fair value gains (losses), net	—	11	(11)	(23)	(41)	18
Administrative expenses	(93)	(84)	(9)	(346)	(323)	(23)
Other income (expenses)	(100)	(80)	(20)	(337)	296	(633)
Income before federal income taxes	693	655	38	2,634	2,734	(100)
Provision for federal income taxes	(1,202)	(164)	(1,038)	(1,683)	(603)	(1,080)
Net income (loss)	$(509)	$491	$(1,000)	$951	$2,131	$(1,180)

Financial Results

•
Multifamily pre-tax income was $693 million in the fourth quarter of 2017, compared with $655 million in the third quarter of 2017. The increase in pre-tax income for the fourth quarter of 2017 was driven by higher yield maintenance fees due to prepayment activity and lower credit-related expense, as the third quarter of 2017 included the estimated losses from the hurricanes.

•
Multifamily pre-tax income was $2.6 billion in 2017, compared with $2.7 billion in 2016. Pre-tax income was lower in 2017 due primarily to higher gains on the sale of available-for sale securities and gains on the sale of partnership investments in 2016. The decrease was partially offset by higher net interest income in 2017 driven by growth in the multifamily guaranty book of business, and new multifamily loan acquisitions with higher guaranty fees replacing liquidating loans with lower guaranty fees.

Business Highlights

•
New multifamily business volume was more than $20 billion in the fourth quarter of 2017, an increase from approximately $16 billion in the third quarter. Fannie Mae provided more than $67 billion in multifamily and

Full Year 2017 Results	8

other rental financing and supported approximately 770,000 units of multifamily housing in 2017, the highest multifamily rental volume in the history of Fannie Mae’s DUS program. Approximately 46 percent of Fannie Mae’s 2017 multifamily new business and other rental volume counted toward FHFA’s 2017 multifamily volume cap.

•
The multifamily guaranty book of business continued to grow in the fourth quarter of 2017, while the average charged guaranty fee on the multifamily book remained relatively flat at 79 basis points as of December 31, 2017.

•	The multifamily serious delinquency rate increased from 0.03 percent as of September 30, 2017 to 0.11 percent as of December 31, 2017, driven by the impact of the hurricanes.
CREDIT QUALITY
While continuing to make it possible for families to buy, refinance, or rent homes, Fannie Mae has maintained responsible credit standards. Fannie Mae monitors various loan attributes, in conjunction with housing market and economic conditions, to determine if its pricing, eligibility, and underwriting criteria accurately reflect the risks associated with loans the company acquires or guarantees. Single-family conventional loans acquired by Fannie Mae in 2017 had a weighted average borrower FICO credit score at origination of 745 and a weighted average original loan-to-value ratio of 75 percent.

Full Year 2017 Results	9

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(1)
Calculated as of the end of each period based on the number of single-family conventional loans that are 90 days or more past due and loans that have been referred to foreclosure but not yet foreclosed upon, divided by the number of loans in Fannie Mae’s single-family conventional guaranty book of business.

(2)
Fannie Mae has acquired HARP loans and other Refi Plus loans under its Refi PlusTM initiative since 2009. Fannie Mae’s Refi Plus initiative offers refinancing flexibility to eligible borrowers who are current on their loans and whose loans are owned or guaranteed by us and meet certain additional criteria. HARP loans, which have loan-to-value (“LTV”) ratios at origination greater than 80%, refers to loans Fannie Mae has acquired pursuant to the Home Affordable Refinance Program® (“HARP®”). Other Refi Plus loans, which have LTV ratios at origination of 80% or less, refers to loans the company has acquired under its Refi Plus initiative other than HARP loans. Loans the company acquires under Refi Plus and HARP are refinancings of loans that were originated prior to June 2009.

While Fannie Mae’s single-family delinquency rates continued their downward trend in the first part of 2017, the impact of the hurricanes in the third quarter of 2017 resulted in an increase in the company’s single-family delinquency rates in the latter part of the year. In response to the hurricanes, the company permitted its servicers to grant an initial temporary 90-day period of disaster forbearance to any homeowner in the hurricane-affected regions they believe has been impacted by the disaster. Servicers are permitted to extend the forbearance period beyond 90 days after making contact with the homeowner or with Fannie Mae’s approval. As a result, a large number of borrowers in the hurricane-affected regions became delinquent while in this forbearance period, particularly in Texas, Florida, and Puerto Rico, which were most significantly impacted by the hurricanes.
Fannie Mae expects its single-family serious delinquency rate to remain higher during the short-term while borrowers are in forbearance periods. The company expects many of these delinquent borrowers to resolve their delinquencies in the next several months, either through resuming their mortgage payments or by obtaining a loan modification. Over the long term, the company expects the impact of the hurricanes on its serious delinquency rate to subside and for this rate to resume its previous downward trend; however, because the company’s single-family serious delinquency rate has already declined significantly over the past several years, it expects more modest declines and may experience period to period fluctuations in this rate.
The company’s single-family serious delinquency rate and the period of time that loans remain seriously delinquent continue to be negatively affected by the length of time required to complete a foreclosure in some states. Other factors that affect its single-family serious delinquency rate include: the pace of loan modifications; the timing and volume of nonperforming loan sales made by the company; natural disasters; servicer performance; and changes in home prices, unemployment levels and other macroeconomic conditions.

Full Year 2017 Results	10

FINANCIAL PERFORMANCE OUTLOOK
Fannie Mae expects to remain profitable on an annual basis for the foreseeable future; however, certain factors could result in significant volatility in the company’s financial results from quarter to quarter or year to year. Fannie Mae expects volatility from quarter to quarter in its financial results due to a number of factors, particularly changes in market conditions that result in fluctuations in the estimated fair value of the financial instruments that it marks to market through its earnings. Other factors that may result in volatility in the company’s quarterly financial results include developments that affect its loss reserves, such as changes in interest rates, home prices or accounting standards, or events such as natural disasters.
The potential for significant volatility in the company’s financial results could result in a net loss in a future quarter. Because the company had a net worth deficit as of December 31, 2017, it has no remaining capital reserves as of that date. Pursuant to the December 2017 letter agreement described below, Fannie Mae is now permitted to retain up to $3.0 billion in future earnings as capital reserves. Once the company is able to rebuild its capital reserves to $3.0 billion, the capital reserves will provide a buffer in the event of a net loss in a future quarter. However, any net loss the company experiences in the future could be greater than the amount of its capital reserves. If this were to occur, it would result in a net worth deficit for that quarter. If the company has another net worth deficit in a future quarter, it will be required to draw additional funds from Treasury under the senior preferred stock purchase agreement to avoid being placed into receivership.

ABOUT FANNIE MAE’S CONSERVATORSHIP AND AGREEMENTS WITH TREASURY
Fannie Mae has operated under the conservatorship of FHFA since September 6, 2008. Treasury has made a commitment under a senior preferred stock purchase agreement to provide funding to Fannie Mae under certain circumstances if the company has a net worth deficit. Pursuant to this agreement and the senior preferred stock the company issued to Treasury in 2008, the Director of FHFA has directed Fannie Mae to pay dividends to Treasury on a quarterly basis since entering into conservatorship in 2008 for every dividend period for which dividends were payable.
In December 2017, FHFA entered into a letter agreement with Treasury on Fannie Mae’s behalf that amended the dividend provisions of the senior preferred stock to:

•	increase the applicable capital reserve amount to $3.0 billion, effective January 1, 2018; and

•	reduce the dividend amount otherwise payable for the fourth quarter of 2017 by $2.4 billion.
The amended dividend provisions of the senior preferred stock also provide that, if Fannie Mae does not declare and pay a dividend in the full amount provided for in the senior preferred stock for any future dividend period, the capital reserve amount will thereafter be zero. In his December 21, 2017 statement announcing this reinstatement of the $3.0 billion capital reserve, the Director of FHFA noted that FHFA contemplates that going forward Fannie Mae and Freddie Mac dividends will be declared and paid beyond the $3.0 billion capital reserve in the absence of exigent circumstances.
The chart below shows the funds Fannie Mae has drawn from Treasury pursuant to the senior preferred stock purchase agreement, as well as the dividend payments the company has made to Treasury on the senior preferred stock, since entering into conservatorship.

Full Year 2017 Results	11

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(1)
Under the terms of the senior preferred stock purchase agreement, dividend payments the company makes to Treasury do not offset prior draws of funds from Treasury, and the company is not permitted to pay down draws it has made under the agreement except in limited circumstances. Amounts may not sum due to rounding.

(2)
Treasury draws are shown in the period for which requested, not when the funds were received by the company. Accordingly, the 2017 draw amount and 2008-2017 total draw amount reflect the $3.7 billion the company will draw to eliminate its net worth deficit as of December 31, 2017. Draw requests have been funded in the quarter following a net worth deficit.

Under the terms of the senior preferred stock, if Fannie Mae does not have a positive net worth or if our net worth does not exceed the applicable capital reserve amount as of the end of a fiscal quarter, then no dividend amount will accrue or be payable for the applicable dividend period. Because the company had a net worth deficit of $3.7 billion as of December 31, 2017, no dividend will be payable to Treasury for the first quarter of 2018, and the company expects the Director of FHFA will submit a request to Treasury on the company’s behalf for $3.7 billion to eliminate its net worth deficit. After Fannie Mae receives these funds, the maximum amount of remaining funding under the agreement will be $113.9 billion. If the company were to draw additional funds from Treasury under the agreement in respect of a future period, the amount of remaining funding under the agreement would be reduced by the amount of the company’s draw. Dividend payments Fannie Mae makes to Treasury do not restore or increase the amount of funding available to the company under the agreement.
For a description of the terms of the senior preferred stock purchase agreement and the senior preferred stock, including additional information on the December 2017 letter agreement amending the terms of the senior preferred stock, see “Conservatorship and Treasury Agreements—Treasury Agreements” in the company’s 2017 Form 10-K.
Although Treasury owns Fannie Mae’s senior preferred stock and a warrant to purchase 79.9 percent of the company’s common stock, and has made a commitment under a senior preferred stock purchase agreement to provide the company with funds to maintain a positive net worth under specified conditions, the U.S. government does not guarantee the company’s securities or other obligations.

Full Year 2017 Results	12

Fannie Mae’s financial statements for the full year of 2017 are available in the accompanying Annex; however, investors and interested parties should read the company’s 2017 Form 10-K, which was filed today with the Securities and Exchange Commission and is available on Fannie Mae’s website, www.fanniemae.com. The company provides further discussion of its financial results and condition, credit performance, and other matters in its 2017 Form 10-K. Additional information about the company’s credit performance, the characteristics of its guaranty book of business, its foreclosure-prevention efforts, and other measures is contained in the “2017 Credit Supplement” at www.fanniemae.com.

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In this release, the company has presented a number of estimates, forecasts, expectations, and other forward-looking statements, including statements regarding: actions by the Director of FHFA relating to requests for funding from Treasury to eliminate the company’s net worth deficit and future dividend payments on the senior preferred stock; actions by Treasury to provide funding to eliminate the company’s net worth deficit; the company’s profitability and financial results and the factors that will affect the company’s profitability and financial results; the company’s effective tax rate; and the company’s future serious delinquency rates and the factors that will affect the company’s single-family serious delinquency rates. These estimates, forecasts, expectations, and statements are forward-looking statements based on the company’s current assumptions regarding numerous factors. Actual results, and future projections, could be materially different from what is set forth in the forward-looking statements as a result of: home price changes; interest rate changes; unemployment rates; other macroeconomic and housing market variables; the company’s future serious delinquency rates; the company’s future guaranty fee pricing and the impact of that pricing on the company’s guaranty fee revenues and competitive environment; government policy; credit availability; changes in borrower behavior; the volume of loans it modifies; the effectiveness of its loss mitigation strategies; significant changes in modification and foreclosure activity; the volume and pace of future nonperforming and reperforming loan sales and their impact on the company’s results and serious delinquency rates; the effectiveness of its management of its real estate owned inventory and pursuit of contractual remedies; changes in the fair value of its assets and liabilities; future legislative or regulatory requirements or changes that have a significant impact on the company’s business, such as the enactment of housing finance reform legislation; actions by FHFA, Treasury, the Department of Housing and Urban Development or other regulators that affect the company’s business; the size, composition and quality of the company’s guaranty book of business and retained mortgage portfolio; the company’s market share; the life of the loans in the company’s guaranty book of business; future updates to the company’s models relating to loss reserves, including the assumptions used by these models; changes in generally accepted accounting principles; changes to the company’s accounting policies; whether the company’s counterparties meet their obligations in full; effects from activities the company takes to support the mortgage market and help borrowers; the company’s future objectives and activities in support of those objectives, including actions the company may take to reach additional underserved creditworthy borrowers; actions the company may be required to take by FHFA, in its role as the company’s conservator or as its regulator, such as changes in the type of business the company does or the implementation of the Single Security Initiative; limitations on the company’s business imposed by FHFA, in its role as the company’s conservator or as its regulator; the conservatorship and its effect on the company’s business; the investment by Treasury and its effect on the company’s business; the uncertainty of the company’s future; challenges the company faces in retaining and hiring qualified executives and other employees; the deteriorated credit performance of many loans in the company’s guaranty book of business; a decrease in the company’s credit ratings; defaults by one or more institutional counterparties; resolution or settlement agreements the company may enter into with its counterparties; operational control weaknesses; changes in the fiscal and monetary policies of the Federal Reserve, including implementation of the Federal Reserve’s balance sheet normalization program; changes in the structure and regulation of the financial services industry; the company’s ability to access the debt markets; disruptions in the housing, credit, and stock markets; government investigations and litigation; the company’s reliance on and the performance of the company’s servicers; conditions in the foreclosure environment; global political risks; natural disasters, environmental disasters, terrorist attacks, pandemics, or other major disruptive events; cyber attacks or other information security breaches or threats; and many other factors, including those discussed in the “Risk Factors” and “Forward-Looking Statements” sections of and elsewhere in the company’s annual report on Form 10-K for the year ended December 31, 2017, and elsewhere in this release.

Fannie Mae provides website addresses in its news releases solely for readers’ information. Other content or information appearing on these websites is not part of this release.

Fannie Mae helps make the 30-year fixed-rate mortgage and affordable rental housing possible for millions of Americans. We partner with lenders to create housing opportunities for families across the country. We are driving positive changes in housing finance to make the home buying process easier, while reducing costs and risk. To learn more, visit fanniemae.com and follow us on twitter.com/fanniemae.

Full Year 2017 Results	13

ANNEX
FANNIE MAE
(In conservatorship)
Consolidated Balance Sheets
(Dollars in millions, except share amounts)

	As of December 31,
	2017	2016
ASSETS
Cash and cash equivalents	$32,110	$25,224
Restricted cash (includes $22,132 and $31,536, respectively, related to consolidated trusts)	28,150	36,953
Federal funds sold and securities purchased under agreements to resell or similar arrangements	19,470	30,415
Investments in securities:
Trading, at fair value (includes $747 and $1,277, respectively, pledged as collateral)	34,679	40,562
Available-for-sale, at fair value (includes $87 and $107, respectively, related to consolidated trusts)	4,843	8,363
Total investments in securities	39,522	48,925
Mortgage loans:
Loans held for sale, at lower of cost or fair value	4,988	2,899
Loans held for investment, at amortized cost:
Of Fannie Mae	162,809	204,318
Of consolidated trusts	3,029,812	2,896,001
Total loans held for investment (includes $10,596 and $12,057, respectively, at fair value)	3,192,621	3,100,319
Allowance for loan losses	(19,084)	(23,465)
Total loans held for investment, net of allowance	3,173,537	3,076,854
Total mortgage loans	3,178,525	3,079,753
Deferred tax assets, net	17,350	33,530
Accrued interest receivable, net (includes $7,560 and $7,064, respectively, related to consolidated trusts)	8,133	7,737
Acquired property, net	3,220	4,489
Other assets	19,049	20,942
Total assets	$3,345,529	$3,287,968
LIABILITIES AND EQUITY (DEFICIT)
Liabilities:
Accrued interest payable (includes $8,598 and $8,285, respectively, related to consolidated trusts)	$9,682	$9,431
Debt:
Of Fannie Mae (includes $8,186 and $9,582, respectively, at fair value)	276,752	327,097
Of consolidated trusts (includes $30,493 and $36,524, respectively, at fair value)	3,053,302	2,935,219
Other liabilities (includes $492 and $390, respectively, related to consolidated trusts)	9,479	10,150
Total liabilities	3,349,215	3,281,897
Commitments and contingencies	—	—
Fannie Mae stockholders’ equity (deficit):
Senior preferred stock, 1,000,000 shares issued and outstanding	117,149	117,149
Preferred stock, 700,000,000 shares are authorized— 555,374,922 shares issued and outstanding	19,130	19,130
Common stock, no par value, no maximum authorization—1,308,762,703 shares issued and 1,158,087,567 and 1,158,082,750 shares outstanding, respectively	687	687
Accumulated deficit	(133,805)	(124,253)
Accumulated other comprehensive income	553	759
Treasury stock, at cost, 150,675,136 and 150,679,953 shares, respectively	(7,400)	(7,401)
Total stockholders’ equity (deficit)	(3,686)	6,071
Total liabilities and equity (deficit)	$3,345,529	$3,287,968

See Notes to Consolidated Financial Statements in 2017 Form 10-K

Full Year 2017 Results	14

FANNIE MAE
(In conservatorship)
Consolidated Statements of Operations and Comprehensive Income
(Dollars in millions, except share amounts)

	For the Year Ended December 31,
	2017	2016	2015
Interest income:
Trading securities	$706	$516	$444
Available-for-sale securities	335	620	1,156
Mortgage loans (includes $100,593, $95,266 and $97,971, respectively, related to consolidated trusts)	108,319	104,642	107,699
Other	496	243	143
Total interest income	109,856	106,021	109,442
Interest expense:
Short-term debt	(250)	(206)	(146)
Long-term debt (includes $82,580, $77,575 and $80,326, respectively, related to consolidated trusts)	(88,873)	(84,520)	(87,887)
Total interest expense	(89,123)	(84,726)	(88,033)
Net interest income	20,733	21,295	21,409
Benefit for credit losses	2,041	2,155	795
Net interest income after benefit for credit losses	22,774	23,450	22,204
Investment gains, net	1,522	1,256	1,336
Fair value losses, net	(1,211)	(1,081)	(1,767)
Fee and other income	2,227	966	1,348
Non-interest income	2,538	1,141	917
Administrative expenses:
Salaries and employee benefits	(1,328)	(1,336)	(1,319)
Professional services	(933)	(955)	(984)
Other administrative expenses	(476)	(450)	(747)
Total administrative expenses	(2,737)	(2,741)	(3,050)
Foreclosed property expense	(521)	(644)	(1,629)
Temporary Payroll Cut Continuation Act of 2011 (“TCCA”) fees	(2,096)	(1,845)	(1,621)
Other expenses, net	(1,511)	(1,028)	(613)
Total expenses	(6,865)	(6,258)	(6,913)
Income before federal income taxes	18,447	18,333	16,208
Provision for federal income taxes	(15,984)	(6,020)	(5,253)
Net income	2,463	12,313	10,955
Other comprehensive loss:
Changes in unrealized gains on available-for-sale securities, net of reclassification adjustments and taxes	(206)	(642)	(763)
Other	—	(6)	437
Total other comprehensive loss	(206)	(648)	(326)
Total comprehensive income	2,257	11,665	10,629
Less: Comprehensive income attributable to noncontrolling interest	—	—	(1)
Total comprehensive income attributable to Fannie Mae	$2,257	$11,665	$10,628
Net income	$2,463	$12,313	$10,955
Less: Net income attributable to noncontrolling interest	—	—	(1)
Net income attributable to Fannie Mae	$2,463	$12,313	$10,954
Dividends distributed or available for distribution to senior preferred stockholder	(8,944)	(12,236)	(11,216)
Net income (loss) attributable to common stockholders	$(6,481)	$77	$(262)
Earnings (loss) per share:
Basic	$(1.12)	$0.01	$(0.05)
Diluted	(1.12)	0.01	(0.05)
Weighted-average common shares outstanding:
Basic	5,762	5,762	5,762
Diluted	5,762	5,893	5,762
See Notes to Consolidated Financial Statements in 2017 Form 10-K

Full Year 2017 Results	15

FANNIE MAE
(In conservatorship)
Consolidated Statements of Cash Flows
(Dollars in millions)

	For the Year Ended December 31,
	2017	2016	2015
Cash flows provided by (used in) operating activities:
Net income	$2,463	$12,313	$10,955
Reconciliation of net income to net cash used in operating activities:
Amortization of cost basis adjustments	(6,641)	(6,821)	(6,298)
Benefit for credit losses	(2,041)	(2,155)	(795)
Valuation gains	(1,573)	(472)	(510)
Current and deferred federal income taxes	14,369	4,309	4,083
Net change in trading securities	4,511	(3,005)	(10,153)
Net gains related to the disposition of acquired property and preforeclosure sales, including credit enhancements	(2,426)	(3,124)	(3,055)
Other, net	(406)	(1,778)	(900)
Net cash provided by (used in) operating activities	8,256	(733)	(6,673)
Cash flows provided by investing activities:
Proceeds from maturities and paydowns of trading securities held for investment	1,206	1,840	768
Proceeds from sales of trading securities held for investment	241	1,618	1,104
Proceeds from maturities and paydowns of available-for-sale securities	2,009	2,927	4,394
Proceeds from sales of available-for-sale securities	1,990	11,378	8,249
Purchases of loans held for investment	(189,593)	(233,935)	(187,194)
Proceeds from repayments of loans acquired as held for investment of Fannie Mae	22,557	25,294	25,776
Proceeds from sales of loans acquired as held for investment of Fannie Mae	10,241	5,222	3,196
Proceeds from repayments and sales of loans acquired as held for investment of consolidated trusts	435,637	543,690	484,230
Net change in restricted cash	8,803	(6,074)	1,663
Advances to lenders	(123,687)	(140,147)	(118,746)
Proceeds from disposition of acquired property and preforeclosure sales	12,221	16,115	20,757
Net change in federal funds sold and securities purchased under agreements to resell or similar arrangements	10,945	(3,065)	3,600
Other, net	641	116	527
Net cash provided by investing activities	193,211	224,979	248,324
Cash flows used in financing activities:
Proceeds from issuance of debt of Fannie Mae	1,034,742	982,272	443,371
Payments to redeem debt of Fannie Mae	(1,086,470)	(1,043,108)	(518,575)
Proceeds from issuance of debt of consolidated trusts	383,793	437,392	347,614
Payments to redeem debt of consolidated trusts	(514,637)	(580,642)	(511,158)
Payments of cash dividends on senior preferred stock to Treasury	(12,015)	(9,624)	(10,278)
Other, net	6	14	26
Net cash used in financing activities	(194,581)	(213,696)	(249,000)
Net increase (decrease) in cash and cash equivalents	6,886	10,550	(7,349)
Cash and cash equivalents at beginning of period	25,224	14,674	22,023
Cash and cash equivalents at end of period	$32,110	$25,224	$14,674
Cash paid during the period for:
Interest	$109,480	$104,318	$104,928
Income taxes	3,090	1,711	1,170
Non-cash activities:
Net mortgage loans acquired by assuming debt	$258,312	$275,710	$220,168
Net transfers from mortgage loans of Fannie Mae to mortgage loans of consolidated trusts	193,809	223,705	175,104
Transfers from advances to lenders to loans held for investment of consolidated trusts	118,282	130,886	114,851
Net transfers from mortgage loans to acquired property	10,262	13,768	17,534
Transfers of mortgage loans from held for investment to held for sale	12,886	3,878	8,601

See Notes to Consolidated Financial Statements in 2017 Form 10-K

Full Year 2017 Results	16

FANNIE MAE
(In conservatorship)
Consolidated Statements of Changes in Equity (Deficit)
(Dollars and shares in millions)

	Fannie Mae Stockholders’ Equity (Deficit)
	Shares Outstanding			Senior Preferred Stock	Preferred Stock	Common Stock	Accumulated Deficit	Accumulated Other Comprehensive Income	Treasury Stock	Non Controlling Interest	Total Equity (Deficit)
	Senior Preferred	Preferred	Common
Balance as of December 31, 2014	1	556	1,158	$117,149	$19,130	$687	$(127,618)	$1,733	$(7,401)	$40	$3,720
Change in investment in noncontrolling interest	—	—	—	—	—	—	—	—	—	(12)	(12)
Comprehensive income:
Net income	—	—	—	—	—	—	10,954	—	—	1	10,955
Other comprehensive income, net of tax effect:
Changes in net unrealized gains on available-for-sale securities (net of tax of $151)	—	—	—	—	—	—	—	(280)	—	—	(280)
Reclassification adjustment for gains included in net income (net of tax of $253)	—	—	—	—	—	—	—	(483)	—	—	(483)
Prior service cost and actuarial gains, net of amortization for defined benefit plans, net of tax	—	—	—	—	—	—	—	437	—	—	437
Total comprehensive income											10,629
Senior preferred stock dividends	—	—	—	—	—	—	(10,278)	—	—	—	(10,278)
Balance as of December 31, 2015	1	556	1,158	117,149	19,130	687	(126,942)	1,407	(7,401)	29	4,059
Change in investment in noncontrolling interest	—	—	—	—	—	—	—	—	—	(29)	(29)
Comprehensive income:
Net income	—	—	—	—	—	—	12,313	—	—	—	12,313
Other comprehensive income, net of tax effect:
Changes in net unrealized gains on available-for-sale securities (net of tax of $30)	—	—	—	—	—	—	—	(55)	—	—	(55)
Reclassification adjustment for gains included in net income (net of tax of $316)	—	—	—	—	—	—	—	(587)	—	—	(587)
Other, net of tax	—	—	—	—	—	—	—	(6)	—	—	(6)
Total comprehensive income											11,665
Senior preferred stock dividends	—	—	—	—	—	—	(9,624)	—	—	—	(9,624)
Balance as of December 31, 2016	1	556	1,158	117,149	19,130	687	(124,253)	759	(7,401)	—	6,071
Comprehensive income:
Net income	—	—	—	—	—	—	2,463	—	—	—	2,463
Other comprehensive income, net of tax effect:
Changes in net unrealized gains on available-for-sale securities (net of tax of $28)	—	—	—	—	—	—	—	53	—	—	53
Reclassification adjustment for gains included in net income (net of tax of $139)	—	—	—	—	—	—	—	(259)	—	—	(259)
Total comprehensive income											2,257
Senior preferred stock dividends	—	—	—	—	—	—	(12,015)	—	—	—	(12,015)
Other	—	—	—	—	—	—	—	—	1	—	1
Balance as of December 31, 2017	1	556	1,158	$117,149	$19,130	$687	$(133,805)	$553	$(7,400)	$—	$(3,686)

See Notes to Consolidated Financial Statements in 2017 Form 10-K

Full Year 2017 Results	17